UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 16, 2006 (November 10, 2006)
PAR PHARMACEUTICAL COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	File Number 1-10827 (Commission File Number)	22-3122182 (I.R.S. Employer Identification No.)

300 Tice Boulevard, Woodcliff Lake, New Jersey (Address of principal executive offices)	07677 (Zip Code)
Registrant’s telephone number, including area code: (201) 802-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Par Pharmaceutical Companies, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Mr. Patrick LePore, dated as of November 10, 2006. Pursuant to the Employment Agreement, Mr. LePore is employed as the Chief Executive Officer and President of the Company, effective September 27, 2006, for a one-year term. As previously announced, Mr. LePore’s compensation is an annual base salary of $620,400, plus a discretionary bonus as determined by the Board of Directors of the Company (the “Board”). In connection with his employment, Mr. LePore is entitled to participate in the Company’s long-term incentive plans commensurate with his title and position, including the stock option, restricted stock and similar equity plans of the Company. Mr. LePore has also been granted 35,000 shares of restricted stock of the Company and options to purchase 120,000 shares of common stock of the Company. Mr. LePore’s restricted stock and stock options will vest 25% per year over the course of four years, provided that Mr. LePore and the Company enter into another Employment Agreement after the employment term has expired. If Mr. LePore remains employed for his entire employment term but does not enter into a new Employment Agreement with the Company, then all of his restricted stock will vest on the day immediately following the expiration of his employment term and all stock options shall be immediately cancelled. In the event that Mr. LePore does not complete his employment term for any reason, then all restricted stock and options granted to Mr. LePore shall be cancelled. Additionally, the Company will pay the premiums for a term life insurance policy for Mr. LePore with death benefits in the amount of $3,000,000 throughout his employment term.
In the event Mr. LePore’s employment is terminated by the Company without cause (as such term is defined in the Employment Agreement), or by Mr. LePore upon the Company’s material breach (as such term is defined in the Employment Agreement), the Company will pay to Mr. LePore his base salary for the remainder of the term; however, these payments will cease if Mr. LePore provides any services to a competitor of the Company. Under the Employment Agreement, Mr. LePore has agreed not to solicit business or employees away from the Company and not to provide any services that may compete with the business of the Company. The non-compete restriction, however, will not apply if his employment term is terminated either by the Company without cause or upon the Company’s material breach.
On November 10, 2006, the Company entered into a separation agreement with Michael Graves (the “Graves Agreement”), the Company’s President of the Generic Products Division. Mr. Graves left the Company on November 15, 2006 and the Company agreed to pay Mr. Graves $169,000, payable on January 1, 2007, and, for one year following the separation date, to maintain in effect for Mr. Graves coverage under the Company’s life insurance and medical plans. The Company also agreed to vest all of Mr. Graves’s options to purchase shares of the Company’s common stock and shares of restricted Company stock. Mr. Graves will have 24 months from his separation date to exercise all of his stock options. Mr. Graves agreed that for one year following the separation date, he will not solicit any employees away from the Company, and he agreed to waive any claim that he may have against the Company in connection with his employment relationship.

Certain statements in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that any statements made in this Current Report on Form 8-K contain information that is not historical, such statements are essentially forward-looking and are subject to certain risks and uncertainties, including the extent and impact of the accounting and restatement issues discussed in the Company’s Current Reports on Form 8-K filed with the SEC on July 6, 2006, July 24, 2006, August 28, 2006, September 6, 2006, October 2, 2006, and October 6, 2006, as well the risks and uncertainties discussed from time to time in other of the Company’s filings with the SEC, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company can make no assurance as to (a) the exact time periods for or amounts by which the Company will need to restate its financial information, (b) when the Company will be able to complete the restatement and file restated financial statements with the SEC or (c) the potential effects of the restatement, including the effects of any (i) delays in filing such restated financial statements, (ii) investigations, informal or otherwise, conducted by the SEC or other entities or (iii) lawsuits filed against the Company in connection therewith. Any forward-looking statements included in this Current Report on Form 8-K are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated as of: November 16, 2006

PAR PHARMACEUTICAL COMPANIES, INC. (Registrant)
/s/ Thomas Haughey
Name:	Thomas Haughey
Title:	Executive Vice President and General Counsel